Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 27, 2004, with respect to the financial statements of Optical Sensors Incorporated included in the Registration Statement (Form SB-2) and related Prospectus of Optical Sensors Incorporated for the registration of 7,452,361 shares of its common stock.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

July 8, 2005